Exhibit 1

CONSENT AND AGREEMENT

August 15, 2024

This Consent and Agreement (this “Agreement”) is dated as of August 15, 2024, by and between Prairie Operating Co., a Delaware corporation (the “Company”) and Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust (including its successors and assigns, the “Holder”).

WHEREAS, the Holder is the holder of (i) 2,039,614 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”); (ii) 10,000 shares of Series D convertible preferred stock, par value $0.01 per share, of the Company (“Series D Preferred Stock”) convertible into 2,000,000 shares of Common Stock; (iii) an A warrant to purchase 2,000,000 shares of Common Stock (the “Series D A Warrant”) expiring May 3, 2028; (iv) 20,000 shares of Series E convertible preferred stock, par value $0.01 per share, of the Company (“Series E Preferred Stock”) convertible into 4,000,000 shares of Common Stock; (v) an A warrant to purchase 4,000,000 shares of Common Stock (the “Series E A Warrant”) expiring August 15, 2028; and (vi) a B warrant to purchase 4,000,000 shares of Common Stock, expiring August 15, 2024 (the “Series E B Warrant,” and, together with the Series D A Warrant and the Series E A Warrant, the “Warrants”);

WHEREAS, the Series D Preferred Stock is governed by that certain Certificate of Designation of Preferences, Rights and Limitations of the Series D Preferred Stock, filed with the Delaware Secretary of State on May 3, 2024 (the “Series D CoD”);

WHEREAS, the Series E Preferred Stock is governed by that certain Certificate of Designation of Preferences, Rights and Limitations of the Series E Preferred Stock, filed with the Delaware Secretary of State on August 15, 2024 (the “Series E CoD”);

WHEREAS, upon issuance, the conversion or exercise, as applicable, of each of the Series D Preferred Stock, Series D A Warrant, Series E Preferred Stock, Series E A Warrant and Series E B Warrant, may not be effected to the extent that after giving effect to such exercise the Holder or any of its Affiliates (as defined below) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion or exercise, as applicable, of the Series D Preferred Stock, the Series E Preferred Stock or the applicable Warrant (the “Beneficial Ownership Limitation”); provided, however, that the Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of the Series D Preferred Stock, the Series E Preferred Stock or the applicable Warrant so long as, among other things, the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise of the Series D Preferred Stock, the Series E Preferred Stock or the applicable Warrant (such 9.99% ceiling, the “Beneficial Ownership Limitation Ceiling”), with any such increase not to be effective until the 61st day after such notice is delivered to the Company (such 61-day period, the “Waiting Period”);

WHEREAS, pursuant to that certain letter agreement, dated as of November 13, 2023, by and between the Company and the Holder (the “BOL Letter Agreement”), the Company and the Holder agreed to amend each of the Warrants to increase the Beneficial Ownership Limitation Ceiling from 9.99% to 25%, the Holder notified the Company of its election to increase the Beneficial Ownership Limitation to the amended Beneficial Ownership Limitation Ceiling and the Company and the Holder agreed to waive the Waiting Period with respect to such increase;

WHEREAS, the Holder desires to exercise the Series E B Warrant in full (the “Warrant Exercise”) for an aggregate exercise price of $24 million (the “Exercise Price”) and to convert its Series D Preferred Stock and Series E Preferred Stock, subject to the Beneficial Ownership Limitation;

WHEREAS, the Holder desires to increase the Beneficial Ownership Limitation to 49.9% with respect to the Series D Preferred Stock, the Series E Preferred Stock and the Warrants (the “BOL Increase”);

WHEREAS, pursuant to Section 4 of the Series D CoD and the Series E CoD, the Company shall not, without the affirmative vote of the holders of not less than 66% of the then outstanding shares of each series of Preferred Stock, among other things authorize or create any class of stock ranking senior to, or otherwise pari passu with, such series of Preferred Stock;

WHEREAS, Section 9 of each of the Series D CoD and the Series E CoD, sets forth certain negative covenants (the “Negative Covenants”), which provide that for so long as any shares of either such series of Preferred Stock are outstanding, unless the holders of more than 25% of the then outstanding shares of each such series of Preferred Stock, voting as a separate class, shall have otherwise given prior written consent, the Company shall not, subject to certain exceptions, incur indebtedness or liens or enter into certain agreements;

WHEREAS, pursuant to Section 11(j) of the Series E CoD and that certain Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Fixture Filing and Financing Statement, dated August 15, 2023, by and among the Company and Holder (the “Mortgage”), the Company’s obligations under the Series E CoD are secured by a mortgage on certain property of the Company in favor of the Holder for so long as any shares of Series E Preferred Stock are outstanding;

WHEREAS, it is contemplated that the Company will enter into one or more agreements with investors or creditors to raise funds to fund the cash consideration in connection with the acquisition of the assets of Nickel Road Operating LLC (“NRO”) pursuant to that certain asset purchase agreement, dated January 11, 2024 (the “APA”), by and among the Company, NRO and Nickel Road Development LLC (the “NRO Acquisition”), and in order to fund its ongoing operations, and that such agreements may include the offer and issuance of debt, equity or convertible securities, a revolving credit facility, each of which may include the incurrence of liens on certain property of the Company (any such issuance, facility or agreement, a “Transaction” and, together, the “Transactions”)

WHEREAS, the consent of the Holder may be required under the Series D CoD and the Series E CoD to consummate certain of the contemplated Transactions (the “Consent”);

WHEREAS, the release of the Mortgage by the Holder may be required in order to consummate certain of the Transactions (the “Release”);

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WHEREAS, it is proposed that the Holder’s voting interest with respect to shares of Common Stock beneficially owned by the Holder and its Affiliates be limited to 29.9% of the voting power on any matter submitted to a vote of the holders of Common Stock (the “Voting Threshold”), and the remainder to be voted in a Neutral Manner (as defined below) (the “Voting Limitation”);

WHEREAS, it is proposed that the Holder agree, for a period of 10 years, not to purchase any additional shares of Common Stock of the Company that would result in beneficial ownership by the Holder of greater than 49.9% of the voting or economic interest in the Common Stock of the Company, subject to the exceptions set forth herein (the “Standstill”); and

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is advisable and in the best interest of the Company to: (i) amend the Series E B Warrant to permit the Warrant Exercise upon payment in full of the Exercise Price; (ii) amend the Series D A Warrant, the Series E A Warrant and the Series E CoD to effect the BOL Increase with respect to the Series E Preferred Stock, the Series D A Warrant and the Series E A Warrant; and (iii) upon receipt by the Company of the consent of the requisite holders of Series D Preferred Stock, amend the Series D CoD to effect the BOL Increase with respect to the Series D Preferred Stock, in each case, conditioned upon the Holder delivering the Consent with respect to any and all contemplated Transactions, the Waiver of Negative Covenants and Future Consents, the Release with respect to the Mortgage, including the execution and filing of the Evidence of Release (as defined below), and establishment of the Voting Limitation and the Standstill.

NOW, THEREFORE, in consideration of the mutual covenants, and agreements contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Holder Consent to the Transactions. The Holder, in its capacity as a holder of the Series D Preferred Stock and as the sole holder of the Series E Preferred Stock, pursuant to Section 4 and Section 9 of each of the Series D CoD and the Series E CoD, hereby irrevocably consents to the Transactions and the Holder waives any and all future rights with respect to the Transactions in the Holder’s capacity as a holder of the Series D Preferred Stock and as the sole holder of the Series E Preferred Stock.

2. Waiver of Negative Covenants and Future Consents. The Holder, in its capacity as a holder of the Series D Preferred Stock and as the sole holder of the Series E Preferred Stock, hereby irrevocably (i) waives any and all consent rights with respect to the Negative Covenants set forth in Section 9 of the Series E CoD and the consent rights with respect to any issuance of securities under Section 4 of the Series E CoD (the “Waiver”); and (ii) to the extent any consent is required under Section 4 of the Series D CoD with respect to an issuance of securities or under Section 9 with respect to the Negative Covenants, the Holder agrees to vote in favor of the recommendation of the Board with respect to any such consent for so long as Holder holds any shares of Series D Preferred Stock (the “Future Consent”).

3. Release of the Mortgage. The Holder hereby irrevocably releases the Mortgage and agrees to execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be requested by the Company to effect such Release, including, for the avoidance of doubt, the Release of Deed of Trust and Release by Holder of the Evidence of Debt without Production of Evidence of Debt pursuant to § 38-39-102 (1) (a) and (3), Colorado Revised Statutes (the “Evidence of Release”), attached hereto as Exhibit A.

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4. Beneficial Ownership Limitation.

(a) The amendments set forth in this Section 4 shall become effective upon the satisfaction of the following conditions:

(i) The execution and delivery of this agreement, including the Consent, Waiver, Future Consent and Release set forth herein;

(ii) The execution and delivery by the Holder of the Evidence of Release;

(iii) The payment in full by the Holder of the Exercise Price for the Series E B Warrants and delivery of the Notice of Exercise specified in Section 5(a);

(iv) The delivery of the Conversion Notice specified in Section 5(b); and

(v) With respect to the amendments to the Series D CoD in clause (c), the receipt by the Company of the consent of the requisite holders of Series D Preferred Stock pursuant to Section 4 of the Series D CoD.

(b) Series E Preferred Stock.

(i) Pursuant to Section 4 of the Series E CoD, the Holder, in its capacity as the sole holder of the Series E Preferred Stock, consents to the amendment of Section 6(d) of the Series E CoD to increase the Beneficial Ownership Limitation Ceiling from 9.99% to 49.9% (the “Series E CoD Amendment”).

(ii) Upon satisfaction of the conditions set forth in clause (a), the Company agrees to enter into the Series E CoD Amendment and to promptly file the amended Series E CoD with the Delaware Secretary of State.

(iii) Effective upon the filing of the Series E CoD Amendment with the Delaware Secretary of State, the Holder hereby provides notice to the Company of its election with respect to the Series E Preferred Stock to increase the Beneficial Ownership Limitation from 4.99% to 49.9% and the Company and the Holder hereby agree to waive the Waiting Period with respect to such increase in the Beneficial Ownership Limitation.

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(c) Series D Preferred Stock.

(i) Pursuant to Section 4 of the Series D CoD, the Holder, in its capacity as a holder of the Series D Preferred Stock, consents to the amendment of Section 6(d) of the Series D CoD to increase the Beneficial Ownership Limitation Ceiling from 9.99% to 49.9% (the “Series D CoD Amendment”).

(ii) Upon satisfaction of the conditions set forth in clause (a), the Company agrees to enter into the Series D CoD Amendment and to promptly file the amended Series D CoD with the Delaware Secretary of State.

(iii) Effective upon the filing of the Series D CoD Amendment with the Delaware Secretary of State, the Holder hereby provides notice to the Company of its election with respect to the Series D Preferred Stock to increase the Beneficial Ownership Limitation from 4.99% to 49.9% and the Company and the Holder hereby agree to waive the Waiting Period with respect to such increase in the Beneficial Ownership Limitation.

(d) Warrants.

(i) Pursuant to Section 5(l) of each of the Series D A Warrant, the Series E A Warrant and the Series E B Warrant, the Company and the Holder agree to amend Section 2(e) of each of the Series D A Warrant and the Series E A Warrant and Section 2(d) of the Series E B Warrant to increase the Beneficial Ownership Limitation Ceiling from 25% to 49.9%, upon satisfaction of the conditions set forth in clause (a).

(ii) The Holder hereby provides notice to the Company of its election to increase the Beneficial Ownership Limitation of the Warrants from 25% to 49.9% and the Company and the Holder hereby agree to waive the Waiting Period with respect to such increase in the Beneficial Ownership Limitation.

5. Exercises and Conversions.

(a) The Holder shall deliver a Notice of Exercise pursuant to Section 2(a) of the Series E B Warrant of its election to exercise the Series E B Warrants held by the Holder, and shall deliver payment in full of the Exercise Price to the Company in immediately available funds. The Company shall immediately effect the exercise of the number of Series E B Warrants permitted by the Beneficial Ownership Limitation in place at such time. Upon the effectiveness of the increase of the Beneficial Ownership Limitation set forth in Section 4(d), the Company shall effect the exercise of the remaining Series E B Warrants.

(b) The Holder shall deliver a Notice of Conversion pursuant to Section 6 of the Series E CoD of its election to convert all of the Series E Preferred Stock held by the Holder, subject to the Beneficial Ownership Limitation, as amended. Upon the effectiveness of the Series E CoD Amendment and exercise in full of the Series E B Warrants, the Company shall effect the conversion of the Series E Preferred Stock, up to the Beneficial Ownership Limitation. The result of the conversion will result in the retirement of the Series E Preferred Stock and the release of the Mortgage.

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(c) The Holder shall deliver a Notice of Conversion pursuant to Section 6 of the Series D CoD of its election to convert the Series D Preferred Stock held by the Holder, subject to the Beneficial Ownership Limitation, as may be amended. Upon the effectiveness of the Series D CoD Amendment and conversion in full of the Series E Preferred Stock, the Company shall effect the conversion of Holder’s Series D Preferred Stock, up to the Beneficial Ownership Limitation. If the Beneficial Ownership Limitation, as may be amended, does not permit the conversion of any or all of the Series D Preferred Stock held by the Holder, the Company shall periodically, and no less than once per month, determine whether additional shares could be issued pursuant to the Beneficial Ownership Limitation and shall provide notice to Holder if greater than 100,000 additional shares of Series D Preferred Stock could be converted within the Beneficial Ownership Limitation and shall promptly effect such conversion upon direction by Holder.

6. Standstill and Voting Agreement.

(a) The Holder agrees that until such time that all the Series E B Warrants, all the Series E Preferred Stock and all the Series D Preferred Stock held by the Holder have been exercised or converted, as applicable, the Holder shall not (i) exercise the Series D A Warrants or Series E A Warrants held by the Holder, or, (ii) directly or indirectly, acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally on a pro rata basis), any Common Stock of the Company.

(b) The Holder agrees that for a period of 10 years following the date hereof, it shall not, directly or indirectly, acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally on a pro rata basis), by means of public equity trading markets, whether through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Common Stock (other than through a broad-based market basket or index), or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, that would result in Holder beneficially owning the voting, investment or economic control over greater than 49.9% of the Common Stock of the Company.

(c) If the Holder shall at any time beneficially own, or exercise control over, shares of Common Stock with voting rights that exceed the Voting Threshold, the Holder will not be permitted to exercise the voting rights with respect to any shares of Common Stock held by the Holder in excess of the Voting Threshold, and the Company shall exercise the voting rights with respect to such shares of Common Stock in excess of the Voting Threshold in the same proportion as the outstanding Common Stock (excluding the Common Stock beneficially owned, directly or indirectly, by the Holder or any Affiliate of the Holder, but including any securities of the Company eligible to vote with the Common Stock on an as-converted basis) voted on all matters submitted to a vote of the holders of Common Stock (a “Neutral Manner”). The Holder deems to irrevocably appoint as its proxy and attorney-in-fact, the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, each of them individually, with full power of substitution and resubstitution, to consent to or vote any shares of Common Stock held by them in excess of the Voting Threshold with respect to any matters that must be voted in a Neutral Manner. “Affiliate” shall mean an individual or entity of any kind that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Holder, as such terms are used in and construed under Rule 405 of the Securities Act.

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7. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior support or other agreements between the Holder and the Company with respect to the subject matter hereof.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

10. Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PRAIRIE OPERATING CO.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Signature Page to

Consent and Agreement

NARROGAL NOMINEES PTY LTD ATF GREGORY K O’NEILL FAMILY TRUST

By:	/s/ Gregory K. O’Neill
Name:	Gregory K. O’Neill
Title:	Managing Director

Signature Page to

Consent and Agreement

EXHIBIT A

Evidence of Release

Execution Version

AFTER RECORDING RETURN TO: Vinson & Elkins L.L.P. 1114 6th Ave 32nd Floor New York, NY 10036 Attn: Kerryanne McHugh	) ) ) ) )

FULL RELEASE OF LIENS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned does hereby fully release and discharge and forever relinquish all of its rights, titles, interests, liens and security interests (including, without limitation, any assignment of production) under the instruments heretofore executed or delivered to or for the benefit of the undersigned (together with any deed of trust or mortgage amended thereby or any supplement, modification or amendment thereto, the “Mortgage”) more particularly described on Schedule I hereto, including all liens, security interests and assignments created and existing under the Mortgage on all of the properties and interests described in and burdened thereby and does hereby terminate and release the Mortgage.

Reference is hereby made to the Mortgage and the recordation thereof for all purposes in connection herewith. Recording references of the Mortgage are to the mortgage, deed of trust, financing statement or other appropriate records in the county in which the original Mortgage is recorded. Capitalized terms used in this Full Release of Liens or in Schedule I but not defined herein or therein shall have the meanings given to such terms in the Mortgage.

This Full Release of Liens may be executed in multiple counterparts, all of which are identical and shall constitute one and the same instrument.

[Signature page follows]

EXECUTED this 15th day of August, 2024.

Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust, as Mortgagee

By:

SCHEDULE I

1.	Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of August 15, 2023 from Prairie Operating Co., LLC, a Delaware limited liability company, as Mortgagor, to Gregory O’Neill, as Trustee, for the benefit of Narrogal Nominees Pty Ltd ATF Gregory K O’Neill Family Trust and recorded as follows:

Jurisdiction	Filing Reference	File Date
Weld County, CO	Document No. 4915993	08/18/2023